SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2002

DIME COMMUNITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27782	11-3297463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

209 Havemeyer Street, Brooklyn, New York 11211

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (718) 782-6200

None

(Former name or former address, if changed since last report)

Items 1 through 6. Not Applicable.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

Exhibit No. Description

99 Text of the prepared script used in the investor conference call held on January 16, 2002, regarding the release of earnings of Dime Community Bancshares, Inc. for the three-months ended December 31, 2001

Item 8. Not Applicable.

Item 9. Regulation FD Disclosure.

On January 16, 2002, Dime Community Bancshares, Inc. held a telephonic and web-cast conference call with analysts and investors regarding the release of its earnings for the three months ended December 31, 2001. The text of the prepared script used for this conference call is attached as Exhibit 99.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIME COMMUNITY BANCSHARES, INC.

/s/ KENNETH J. MAHON

By: ___________________________________________

Kenneth J. Mahon

Executive Vice President and Chief Financial Officer

Dated: January 16, 2002

EXHIBIT INDEX

Exhibit Description

99 Text of the prepared script used in the investor conference call held on January 16, 2002, regarding the release of earnings of Dime Community Bancshares, Inc. for the three months ended December 31, 2001.

EXHIBIT 99

Exhibit 99

DIME COMMUNITY BANCSHARES

SECOND QUARTER CONFERENCE CALL

January 16, 2002

IAN HIRSCH

Thank you and good morning everyone. At yesterdays close, Dime Community Bancshares reported results for the second quarter ended December 31, 2001. To discuss these results with you today is Vincent Palagiano, Chairman and Chief Executive Officer of Dime.

Any comments made in this call by management, in response to your questions, or as part of their prepared remarks may contain forward-looking information. Such information is subject to risks and uncertainties as described in the Company's press release and in other filings with the SEC.

I'd now like to turn the call over to Vincent Palagiano. Vinny?

VINCENT PALAGIANO

Thank you Ian and thank you everyone for joining us this morning to review our second quarter results. Our President and Chief Operating Officer, Mike Devine, joins me this morning, along with Ken Mahon, our Chief Financial Officer.

The second quarter was a very strong quarter by any measure. Our reported earnings increased 53% to $9.2 million from $6.0 million in the year-ago quarter. Earnings per diluted share also increased 53% to $0.55 compared to $0.36 per diluted share in the year-ago quarter. Net interest margin is now 3.24%, an increase of 49 basis points above last year, partly reflecting the favorable interest rate environment.

Also contributing to our strong profit performance has been significant growth in our core lines of business: multifamily lending and retail banking.

Responding to low interest rates, multifamily loan originations topped $155 million dollars, 95% higher than the same quarter last year, and our second highest quarter in the past 6 years. Despite higher prepayments and loan amortization during the quarter, our loan portfolio still grew at an annualized rate of 14% on a linked quarter basis.

As one of the leading multifamily lenders in New York City, our portfolio is largely comprised of rent-stabilized or rent-controlled properties. The rent guidelines afforded to these properties provide unparalleled strength and stability to the credit quality of our loan portfolio. On December 31 Dime had only $1.9 million of non-performing loans out of a total portfolio of $2.1 billion. Ken will provide more detail in a few moments.

In addition to Dime's success in multifamily lending, this quarter was highlighted by many achievements in our consumer bank. We continue to place increasing emphasis on building market share in the 18 communities where we operate. Dime's marketing and deposit-gathering initiatives helped attract $79 million in new deposits this quarter. On an annualized basis this represented a growth rate in deposits of over 20%.

Core Deposits have increased 561 basis points over the last four quarters to now account for 55% of our deposit mix. The increase in core deposits coupled with the easing of short-term rates, has worked to significantly improve our margins this quarter. Deposit volume per branch increased from $70 million to nearly $89 million since last year. Additionally, we now have 8 branches with over $100 million in deposits.

These are all strong indicators of the success of Dime's deposit gathering capabilities and the strength of our current operating structure. We will look to leverage our successful programs as we open our 19th branch in late March. This branch, located in Bay Ridge, Brooklyn is our 7th in the borough. We believe Dime's high level of personal service will be well received in this neighborhood. Furthermore we believe that the concentration of wealth and population in the New York City metropolitan area provide additional opportunities for further branch expansion, and we are exploring these other possibilities.

As we look to expand our consumer reach we are also looking at ways to increase services to the small businesses in our market area. In the coming quarter Dime will be rolling out a small business checking product. Also as the use of debit cards among consumers continues to gain traction we will be introducing merchant processing capabilities. This should benefit and attract many small business owners and shopkeepers in close proximity to our branches. These initiatives will help to continue driving the growth of retail deposit fee income, which increased 11% since last year.

Dime's success as a bank depends on our ability to deliver high levels of traditional personalized service in addition to the ability to offer convenience through advanced service channels and products. We continue to make significant progress on our technology investments like our website www.dsbwdirect.com. The number of customers using the web to do real time balance inquiries, money transfers, and bill paying is growing according to plan. Currently over 2,000 customers are utilizing this service. Our MasterCard debit program is also gaining wider acceptance as we have activated over 22,000 debit cards. Our CRM software, which will capture all customer information and channel activity, is very close to implementation. This will be an exciting tool for cross selling and expanding our reach, especially for new branch openings.

Looking ahead it's easy to see why Dime is excited about its future. We see many opportunities for growth in our existing franchise by adding services and through expanding our market area through de novo branches. We are also in the midst of a favorable operating environment. Our strong deposit growth coupled with the Fed's easing of rates has led to improved margins. The rate cuts have also fueled double-digit loan growth, while the credit quality of our portfolio continues to improve. Dime's management team remains committed to its core strategy- multifamily lending and consumer banking and Dime's employees remain committed to providing our traditional levels of service and satisfaction.

I'd now like to turn the call over to Kenneth Mahon. Ken?

KENNETH MAHON

Thank you Vinny and good morning everyone.

For the quarter ended December 31st, reported earnings increased 53% to 9.2 million dollars, that represents 55 cents a share, compared to 6 million dollars, or 36 cents per share, in the prior year period. Cash earnings now run about 10% higher than reported earnings, and were 61 cents per share this quarter versus 48 cents last year. This represents an annualized return on tangible equity of about 24 percent.

Refinance activity was unusually high this quarter. The Bank originated a total of 160 million dollars in new loans with an average rate of 6.99%, and an average term of 7 years. We currently have 80 million dollars in the pipeline at an average rate of 6.90%. Even though we had refinancing within our own portfolio, total loans outstanding still grew at an annualized rate of 13.6% during the quarter, and 13.3% since last year.

The net interest margin expanded 24 basis points sequentially to 3.24 percent for several reasons. First, our deposit mix continues to shift, with core deposits now accounting for 55% of our funding, up 561 basis points from last year. Also, in order to take advantage of lower long-term rates we extended over 80 million dollars of borrowings at an average rate of 4.8% and an average maturity of 5.7 years.

We expect to see more declines in our deposit costs. In the next 3 months, there are over $151 million of certificates of deposit maturing at an average cost of 4.21%. New CD rates are now averaging 2.40 - 2.50%, so we should see more margin expansion during the next quarter.

Credit quality continues to be very strong. Non-performing loans declined again, and are now only $1.9 million. This is 52% below the level of a year ago and represents less than 1/10 of one percent of total assets. The improvement is a result of reinstatement, satisfaction and the sale of various non-performing loans, while we've had minimal net charge offs. We see no major up ticks in these numbers in the near term, although we recognize that the current level is historically low. The Company has over $15.0 million in loan reserves, which is about 75 basis points of loans outstanding. Overall our successful track record and our deep knowledge of the New York real estate market make us confident in the stability and credit quality of our portfolio going forward.

Our operating expenses continue to remain low as well, with our core expenses, excluding goodwill, accounting for 1.24% of average assets. These core expenses rose by only about 7 basis points year over year and about 5 basis points sequentially. Dime's core efficiency ratio dropped substantially to 36.7% from 40.1% a year ago. This represents an 8.6% decline as we continue to focus on controlling overhead expenses.

As I am sure many are well aware, effective July 1st the company adopted FASB 142 for new business combinations. This new rule eliminated the amortization of goodwill and instead requires that a transitional goodwill impairment test be performed within six months from the date of adoption with a yearly impairment test required thereafter. We performed the six-month test and determined that no impairment charges were necessary. As of July 1, 2001, the Company had goodwill of $55.6 million on its balance sheet and book equity of 243.9 million dollars. Before the adoption of FASB 142, our quarterly goodwill amortization expense totaled $1.2 million, or about $0.07 per diluted share.

As we announced a few weeks ago, we expect to report earnings of approximately 0.58 cents per diluted share for the quarter ending March 31st, 2002, barring any material change in interest rates or credit conditions. That will represent a 22% annualized growth rate on a linked-quarter basis, and a 49% increase over last year's third quarter. We also expect that the growth of deposits from new and existing branches will continue. This growth will contribute to the stability of our margins and will help to offset any increase in interest rates should the Fed reverse its recent trend.

As a result, we now expect that earnings for the fiscal year ended June 30th will be in the range of $2.21 - 2.24 per share.

On that note I'll return you to Vinny for questions. Operator.